ASSET/SHARE PURCHASE AGREEMENT

This Asset/Share Purchase Agreement (the "**Agreement**") is made and entered into as of this 10TH day of June 2020 (New York date and time) (the "**Effective Date**"), by and among Sharps Technology Inc (a corporation incorporated under the laws of the State of Wyoming, USA) (the **"Buyer"**), Safegard Medical (Hungary) Kft (a company incorporated under the laws of Hungary) (the "**Company**"), Numan Holding Ltd (a company incorporated under the laws of the British Virgin Islands and sole shareholder of the Company) (the "**Shareholder**"), Cortrus Services S.A. (a company incorporated under the laws of the British Virgin Islands) ("**Cortrus**") and Latitude Investments Limited (a company incorporated under the laws of the British Virgin Islands) (the **"Shareholder's Affiliate")**.

RECITALS

A. Whereas, the Company owns the Company's IP (as defined herein), the factory premises and the plant and equipment (all of which are described in Schedule A-1, and collectively the "**Assets**") which together with the Consents (as listed in Schedule A-2) facilitate the manufacture, assembly, packaging and sterilization of safety syringes and other medical products (the "**Business**"). The Company's factory premises are located at 3608 Farkaslyuk, Joszerencset ter 15, Hungary **("Factory"**).

B. Whereas, the Company has incurred consistent operating business losses for a considerable number of years. In the absence of ongoing monthly funding the Company is not considered a going concern. Such ongoing monthly funding has been provided by Shareholder's Affiliate (as defined herein) to date.

C. Whereas, Shareholder is the sole owner of 100% of the issued and paid up equity in the Company (the "**Business Share**"). There are no other shares or rights to acquire any equity outstanding in the Company. Cortrus holds a lien on the Assets and is a part of this Agreement to fulfill the obligation to release the Cortrus Liens, as defined herein.

D. Whereas, Buyer desires the option to purchase either the Assets or the Business Share, and each of the Company and the Shareholder is desirous to grant the Buyer the right to purchase the Assets or the Business Share (as the case may be) in accordance with the terms and conditions contained in this Agreement.

E. Whereas, Buyer owns all the IP associated with the proprietary designs, patents, regulatory approvals and means for production for safety syringes registered under the trade name Sharps Provensa (the "**Product**"), the objective of the Buyer is to utilize the Assets and personnel to further prove-out/develop and thereafter mass produce Product for sale by utilizing the

Company's Assets (the "**Buyer's Purpose**").

F. This Agreement sets out the terms on which the Buyer may acquire either the Assets or the Business Share while permitting the Buyer to conclude its due diligence exercise during the period starting on the date of this Agreement and ending on 31 August 2020 (such day inclusive) (the "**Diligence Period**") and thereafter to operate the Factory at Buyer's sole cost for a further period of up to 20 months (the "**Post Diligence Period**"), such acquisition being subject to payment by the Buyer of the Consideration (as defined herein) to the Seller (as defined herein) pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants contained herein it is agreed as follows:

1. Defined Terms. In addition to the terms defined elsewhere in this Agreement (including the RECITALS), as used in this Agreement, the terms set forth below shall have the respective meanings set forth below:

"**Affiliate**" shall have the meanings ascribed to such term in Rule 12b(2) of the Exchange Act.

"**Assignment and Assumption Agreement**" means the assignment and assumption agreement substantially in the form attached hereto as Schedule B.

"**Business Day**" means any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of New York.

"**Business Share Transfer**" means the document in Hungarian language evidencing the transfer of ownership of the Business Share, if applicable, to be registered with the relevant Hungarian authority and substantially in the form of the English version attached hereto as Schedule C.

"**Buyer's IP**" means any and all of the Buyer's Intellectual Property or IP.

"**Consent**" or "**Consents**" means any consent, approval, authorization, waiver, permit, easement, variance, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice required from , any Person, including, but not limited to, any Governmental Authority.

"**Consideration**" has the meaning given in Section 2.2.

"**Contract**" means any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind.

"**Closing Date**" means the date on which the Exercise Notice becomes effective, in accordance with Section 7.10 or such other date as Seller and Buyer shall mutually agree in writing.

"Company's IP"" means any and all of the Company's Intellectual Property or IP.

"Cortrus Liens" means all charges registered in favour of Cortrus over the Company's real estate and moveable property as more fully set out in a Notary Deed (case number 11064/Ü/746/2011/5) dated 21 March 2011.

"Customer Records" means all of the customer files, customer histories and customer records associated with the Business.

"Disclosed" means fairly disclosed in writing prior to the Effective Date (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter. For these purposes, in writing shall include the specific contents of and the attachments to any e-mail listed in the Disclosure Letter.

"Disclosure Letter" means the letter in the agreed form provided by the Company and the Shareholder to the Buyer dated on or about the Effective Date, the content of which shall be deemed to be incorporated herein and confirmed by the Seller on the Closing Date unless the Seller provides the Buyer with an updated letter on the Closing Date.

"Effective Time" means 11:59 pm. Eastern Time on the Closing Date.

"Escrow Account" means such account as specified in the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement executed by the Company, the Shareholder and the Buyer on about the same date at this Agreement and attached hereto as Schedule G.

"Escrow Forfeiture Event" means any of the following events:

(i) The occurrence of any damage to the Assets caused by the actions of the Buyer;

(ii) The occurrence of any debt on the books of the Company as a result of an expense initiated by the Buyer;

(iii) Any failure by the Buyer to fund the Net Monthly Operating Costs payable under Section 7.3;

(iv) Any material breach by the Buyer of its obligations under this Agreement that causes any financial damage to either the Company, the Shareholder or the Assets.

"Escrow Funds" means both instalments of $75,000 to be deposited by the Buyer in the Escrow Account in accordance with Section 7.8.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Intellectual Property" or **"IP"** means any and all United States and non-United States (i) patents (including design patents, industrial designs and utility models), patent applications, patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) filed trademarks, common law trademarks, service marks, domain names, trade names, trade dress,

logos, business and product names, slogans, and registrations and applications for registration thereof including but not limited to the Company's name and the abbreviated name "Safegard"; (iii) copyrights (including software) and registrations thereof; (iv) inventions, processes, designs, formulae, procedures, source codes, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, confidential business information, and other proprietary knowledge, including all flow charts, notes, and outlines relating thereto; (v) intellectual property rights similar to any of the foregoing; and (vii) copies and tangible embodiments of any of the foregoing relating thereto (in whatever form or medium, including electronic media).

"Intellectual Property Assignment" the assignment of the Company's IP substantially in the form attached hereto as Schedule D.

"Governmental Authority" means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

"Knowledge" means (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

"Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any security or other property interest or right, claim, fine, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future, but excluding all and any Cortrus Liens.

"Material Adverse Effect" means a Material Event having a material adverse effect on the condition (financial or otherwise) or results of operation of the Business or the Company.

"Material Adverse Event" means a Material Event involving the Company that the Company reasonably believes to have a Material Adverse Effect.

"**Material Event**" means an event involving the Company that would impair the Company's ability to perform its obligations hereunder and arising or coming to the Company's Knowledge between the Effective Date and the Closing Date that the Company reasonably believes should be Disclosed to the Buyer.

"**Net Monthly Operating Costs**" means the Diligence Period Net Monthly Operating Costs (as defined in Section 7.3 (a)) during the Diligence Period and/or the Post Diligence Period Net Monthly Operating Costs (as defined in Section 7.3 (c)) during the Post Diligence Period, as the case may be.

"**Person**" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof.

"**Proceeding**" means an action, claim, demand, suit, proceeding, litigation, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity (including actions or proceedings seeking injunctive relief).

"**SEC**" means the United States Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"**Seller**" means either the Company (in the event of a sale of Assets and only in such case) or the Shareholder (in the event of a sale of Business Share and only in such case) as the case may be pursuant to this Agreement provided that it never means both of them jointly.

"**Seller Parties**" means the Company and the Shareholder jointly (for the specific purpose of Sections 7.10, 7.16, 7.17, 7.18, 10.1 and 10.5 only), and "**Seller Party**" means either of them as the context so dictates.

"**Shareholder Claims**" means all and any monies advanced by the Shareholder's Affiliate to the Company and remaining uncapitalized/unpaid at the Closing Date.

"**Shareholder Claims Assignment**" means the shareholder claims assignment document and related notice substantially in the form attached hereto as Schedule E.

"**Taxes**" means all taxes (whether United States federal, state, local or other non-United States) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

"**Transaction Documents**" means this Agreement and all other agreements, instruments, certificates or documents to be delivered pursuant to this Agreement,

2. Assets/Business Share to be purchased.

2.1 Purchased Assets/Business Share. Subject to the terms and the conditions set forth in this Agreement, on the Closing Date, Buyer shall have the option to either:

a) subject to Section 5.9.2, purchase, receive and accept from Company, free and clear of all Liens

and all Cortrus Liens, and Company shall sell, transfer and assign to Buyer all of its right, title and interest of every kind and nature in the Assets owned by the Company set forth in Schedule A ("**Asset Sale**"); or

b) purchase, receive and accept from Shareholder, free and clear of all Liens, and Shareholder shall sell, transfer and assign to Buyer, all of its right, title and interest of every kind and nature in the Business Share ("**Business Share Sale**").

2.2 Consideration. US$2.5 million payable to the Company's or Shareholder's (or nominated Affiliate's) bank account, depending on whether an Asset Sale or Business Share Sale, in cleared funds. In the event of a Business Share Sale, the cash part of the Consideration shall be deemed to include full settlement of the consideration (at the face value of such Shareholder Claims at the Closing Date) under the assignment of Shareholder Claims contemplated by this Agreement).

3. Liabilities.

3.1 Assumed Liabilities. Subject to the terms and conditions set forth herein, and as additional consideration for either an Asset Sale by Company or Business Share Sale by Shareholder to Buyer, at the Closing (as defined herein) Buyer shall assume, and shall from the Closing Date thereafter pay, perform and discharge all of the liabilities of Company or Shareholder as the case may be arising or accruing after the Effective Time as listed in Schedule F, but no other liabilities (collectively, the "**Assumed Liabilities**").

3.2 Excluded Liabilities. All other liabilities of Company or Shareholder are excluded including:

3.2.1 Liabilities of Seller for costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; including any Liability of Seller to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller (or an Affiliate of Seller) or was serving at the request of the Seller as a partner, trustee, director, officer, employee or agent of another person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to statute, charter document, bylaw, agreement or otherwise); and

3.2.2 Liabilities of Seller in connection with this Agreement arising from:

(a) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding of any of its agents or representatives;

(b) any claim for payment from any Person historically related to the Company's IP; or

(c) any liability to the Shareholder Affiliate

(the liabilities described in Sections 3.2.1 and 3.2.2 being the "**Excluded Liabilities**").

4. Closing Date. The consummation of either the transaction contemplated by Section 2.1 (a) or Section 2.1 (b) (the "**Closing**") shall, subject to the conditions herein, occur on the Closing Date by electronic transmission of the documents to be delivered pursuant to this Agreement.

4.1 Buyer's Closing Deliveries/Consideration for the Asset Sale or the Business Share Sale. On the Closing Date, Buyer shall deliver the following to Seller:

(a) US$2.5 million in cleared funds paid by wire transfer to the account of the Seller ("**Settlement**").

4.2 Seller's Closing Deliveries. On the Closing Date, Seller shall deliver the following to Buyer:

(a) in the case of an Asset Sale: the Intellectual Property Assignment and transfer of ownership of the Assets; or

(b) in the case of a Business Share Sale: the Shareholder Claims Assignment and Business Share Transfer;

(c) proof of cancellation/release of the Cortrus Liens and any other liens then existing; and

(d) such other documents reasonably required by the Buyer to give effect to this Agreement.

5. Representations and Warranties of Seller. Either Seller, depending on the form of the transaction as either an Asset Sale or Business Share Sale, hereby represents and warrants solely to Buyer as follows:

5.1 Authorization. Seller has the requisite power and authority to execute, deliver and perform the obligations under this Agreement and to consummate the transactions contemplated hereby.

5.2 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Seller and assuming that it has been duly authorized, executed and delivered by the Buyer, constitutes a legal, valid and binding obligation of Seller.

5.3 No Conflict. Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:

(a) conflict with the certificate of incorporation or bylaws of Seller:

(b) violate any statute, law, ordinance, rule or regulation, applicable to Seller, or the Assets (in the case of the Company) or the Business Share (in the case of the Shareholder); or

(c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller, or result in the creation or imposition of any Lien upon the Assets or Business (in the case of the Company) or the Business Share (in the case of the Shareholder) under any Contract or any order, judgment or decree to which Seller is a party or by which its assets or properties are bound or encumbered, except in the case of sub-Sections (a) and (b) above for such violations, breaches, conflicts, defaults or other occurrences which have either been Disclosed by the Seller to the Buyer or which are part of a Schedule to this Agreement or which individually or in the aggregate would not have a Material

Adverse Effect on the Seller's obligation to perform its covenants under this Agreement or have a Material Adverse Effect on the Buyer.

5.4 Required Filings and Consents. Subject to Section 5.9.2, the execution and delivery of this Agreement by Seller does not, and performance under this Agreement will not require any Consent with respect to Seller except where the failure to obtain such Consent, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or would not prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their respective obligations under this Agreement or would otherwise have a Material Adverse Effect on the Company.

5.5 Capitalization. Shareholder is the sole beneficial owner of the Business Share representing the entire issued and paid up equity capital of Company. There are no other share/equity capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Shareholder and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any Business Share of share/equity capital of Company or under which Company is, or may become, obligated to issue any of its securities. The Business Share of the Company outstanding as of the date of this Agreement has been duly authorized and validly issued, is fully paid and nonassessable, and is free of any liens or preemptive rights.

5.6 No Restriction on Transfer. Except for the Cortrus Liens, there are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

5.7 Title to Assets: Liens: Sufficiency.

a) Subject to release/cancellation of the Cortrus Liens at Closing pursuant to Section 4.2 (c) and subject to Section 5.9.2, Company will have good and marketable title to the Assets. The Assets are fully paid for and except for the Cortrus Liens no Liabilities exist in relation thereto except for those listed in Schedule F pursuant to Section 3.1 (if any) and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in a related Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties), that relate to the Assets.

b) Shareholder has good and marketable title to the Business Share. The Business Share is fully paid for and no Liabilities exist in relation thereto except for those listed in Schedule F pursuant to Section 3.1 (if any) and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in a related Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties), that relate to the Business Share.

5.8 <u>Intellectual Property</u>

5.8.1

(a) Company owns and possesses all right, title and interest in and to, and has a valid and enforceable right to use, Company's Intellectual Property, to its Knowledge, free and clear of all Liens;

(b) no written claim, demand, or notice by any person has been made or given and no Proceeding is pending or threatened in writing or to the Company's knowledge orally threatened:

(i) contesting or challenging the validity, enforceability, use or ownership of any of such Company's Intellectual Property, or asserting that Company is infringing upon the Intellectual Property of any other Person (including, without limitation, demanding or requesting that Company license rights from a third party);

(ii) asserting that Company is required to pay any royalty, license fee, charge or other amount with regard to any Company's Intellectual Property; or

(iii) claiming that any default exists under any license or similar agreement or arrangement to which Company is a party, either as licensee or licensor, for Company's Intellectual Property.

(c) Company's Intellectual Property comprises all proprietary rights necessary for the operation of the Business conducted up to the Effective Time in all material respects;

(d) to the Knowledge of the Company, Company has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, and each is not aware of any infringement, misappropriation or conflict that would occur as a result of the continued operation of the Business conducted up to the Effective Time; and

(e) to the Knowledge of each of the Company and the Shareholder, Company's Intellectual Property owned by Company has not been infringed, misappropriated or conflicted by any third party.

5.8.2 to the Knowledge of each of the Company and the Shareholder, no manager, officer, employee, agent, contractor or consultant of Company who has had access to proprietary or confidential information of Company (or third party information which Company is required to keep confidential) has disclosed any of its trade secrets or confidential information to any third party without appropriate protection.

5.8.3 Subject to Section 5.9.2, there are, and immediately after the Effective Time there will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Buyer's right to use the names and marks included in the

Company's Intellectual Property in the conduct of the Business.

5.9 Consents

5.9.1 The Company's Intellectual Property used by Company immediately prior to the Effective Time will be available for use on identical terms and conditions immediately subsequent to the Effective Time. In the event of an Asset Sale, the Company will enter into the Intellectual Property Assignment Agreement substantially in the agreed form attached as Schedule D.

5.9.2 In the event of an Asset Sale, the Consents specified in Schedule A, which are registered in the name of or adhere to the Company, shall be transferred to the Buyer unless such transfer is not allowable under applicable law and in such event would fall outside the scope of the Assets acquired by the Buyer and would then be excluded from the application of Section 5.9.1.

5.9.3 In the event that the Consents are not transferable to the Buyer and fall outside of the scope of the Assets as set out in Section 5.9.2, the Company agrees to cooperate fully to promptly assist the Buyer in its efforts to transfer such Consents to the Buyer to the extent that they are lawfully transferrable.

5.9.4 Costs relating to the lawful transfer of such Consents and/or the preparation and submission of new applications in respect such Consents as set out in Section 5.9.3, will be at Buyer's sole cost.

5.10 Litigation. There is no Proceeding pending or threatened against Seller that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Seller, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect, except as Disclosed in relation to the Egyptian Opportunity referred to in Section 7.14 (b). The Company shall have a continuing obligation to promptly notify the Buyer in the event of any litigation or any subsequent changes relating thereto arising between the Effective Date and the Closing Date.

5.11 Taxes.

(a) In the event of an Asset Sale or a Business Share Sale: Company shall have filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and Company has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a Tax has been asserted in writing or otherwise, to Company's Knowledge, against Company or with respect to any of the Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.

(b) There are no Liens for Taxes upon the Assets or the Business Share.

5.12 Books and Records. The books and records, financial and others, of the Company are in all material respects complete and correct and have been maintained in accordance with generally accepted business accounting practices in Hungary and in the Company's opinion are auditable. In the event that the Buyer purchases the Business Share, the Company shall deliver audited financial statements for its last two financial years of operations ending on 31 December each year.

5.13 Compliance. Company is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Company has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Other than as specified in this Agreement or Disclosed, Company does not, and is not required to, hold any permits, licenses or franchises from Governmental Authorities to conduct the Business at the Effective Date.

5.14 Disclosure. As of the Effective Date, there is no known material fact or information relating to the Assets, the Business or the Business Share that has not been specified in this Agreement or Disclosed to Buyer by the Seller. No representation or warranty of Seller in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain, to the Seller's Knowledge any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. This Section 5.14 shall be deemed to be repeated and confirmed by the Seller on the Closing Date unless the Seller provides the Buyer with an updated letter on the Closing Date. In addition, the Company shall have an ongoing obligation between the Effective Date and the Closing Date to promptly update the Buyer in the event of a new Material Event.

5.15 Fitness for Purpose. Notwithstanding any other provision of this Agreement, neither the Company nor the Shareholder makes any representation nor provides any warranties to the Buyer whatsoever as to whether the Company or the Assets (or their condition) are fit for the Buyer's Purpose.

The Buyer shall be solely responsible for the achievement or otherwise of the Buyer's Purpose and the Seller shall have no obligation to the Buyer in this regard, unless the Buyer's efforts are intentionally hindered or made impossible as a direct result of a failure of the Company or the Shareholder (as the case may be) to comply with its obligations under this Agreement.

6. Representations and Warranties of Buyer. Buyer hereby represents and warrants each Seller as follows:

6.1 Authorization. Buyer has the requisite authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2 Validity, and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Buyer and, assuming that it has been duly authorized, executed and delivered by the Seller, constitutes a legal, valid and binding obligation of Buyer.

6.3 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will:

(a) conflict with the certificate of incorporation or bylaws of Buyer;

(b) violate any statute, law, ordinance, rule or regulation, applicable to Buyer or any of the properties or assets of Buyer; or

(c) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Buyer, or result in the creation or imposition of any Lien upon any properties, assets or business of Buyer under any Contract or any order, judgment or decree to which Buyer is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of sub-Sections (a) and (b) above), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement or have a Material Adverse Effect on the Seller.

6.4 Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not require any Consent, with respect to Buyer, except where the failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, or would not prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

6.5 Brokers and Finders. Neither Buyer, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the transactions contemplated hereby for which Buyer has or could have any liability.

7. **Conditions to Obligations of Buyer**. The obligations of Buyer hereunder shall be subject to the following:

7.1 All representations and warranties of Buyer contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing Date as though such representations and warranties were then made in exactly the same language by Buyer and regardless of Knowledge or lack thereof on the part of Buyer or changes beyond its or his control; as of the Closing, Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by the Buyer at or before such time by this Agreement.

7.2 The Buyer shall complete its due diligence during the Diligence Period which in all respects must be satisfactory to the Buyer in the Buyer's sole discretion. Due diligence may include legal, regulatory, accounting, banking and a review of the Assets and any matter deemed relevant by the Buyer.

7.3

(a) During the Diligence Period, the Buyer and the Shareholder (or Shareholder's Affiliate) shall each contribute the amounts set out in this Section 7.3 to offset the actual personnel, overhead and administration costs of continuing to operate the Factory and the Business in a manner and scale consistent with the way it was operated prior to the Effective Date, such operating costs shall be regarded as net of revenue receipts from sales in the normal course of Business (the "**Diligence Period Net Monthly Operating Costs**"). Subject to the provisions of Sections 7.4 and 7.5 below, such contributions will be paid to the Company as follows:

In the case of the Buyer:

(i) $25,000 within 3 days of the Effective Date (the "**Buyer's Initial Contribution**");
(ii) $20,000 on 5 June 2020;
(iii) $50,000 on 6 July 2020; and
(iv) $50,000 on 5 August 2020.

In the case of the Shareholder (or Shareholder's Affiliate):

(i) $15,000 on 5 June 2020 only.

The amounts payable by the Buyer shall be increased to the extent to which the above amounts are insufficient to cover the Diligence Period Net Monthly Operating Costs during the Diligence Period if such shortfall is as a result of (i) the Buyer's actions in creating a financial obligation at the written request of the Buyer (**"Buyer's Actions"**) and/or (ii) in relation to the remaining costs to be incurred in respect of completing the renewal/re-registration of the Company's use of the CE mark as more fully described in Section 7.5 and the Buyer's obligation to pay up to an additional $20,000 in respect thereof ("**the CE Costs**"). The Buyer shall not otherwise be obligated to contribute more than the amounts set out in this Section 7.3 (a) during the Diligence Period without its prior written consent to such additional expense.

(b) During the Post-Diligence period, the Buyer shall subject to the provisions of this Section 7.3 (b) contribute up to $50,000 per month towards the operating expenses of the Factory (the "**Post Diligence Period Net Monthly Operating Costs**"). Approval of each monthly amount required to be contributed shall be agreed upon by a representative of the Buyer (Barry Berler) and of the Company (Filippo Filippi). In the event of any dispute relating to the aforementioned, the matter shall be escalated without delay to Alan Blackman (as representative of the Buyer) and John Donnelly (as representative of the Shareholder) to ensure that normal payment cycles/supplier credit terms can be met by the Company. Unless as a result of the Buyer's Actions and except in relation to the CE Costs (in both cases such costs

to be for the Buyer's account), the Buyer shall not be obligated to contribute more than an average of $50,000 per month in any 90-day period without its prior written consent to such additional expense. In no single month shall the Buyer be required to contribute more than $60,000 and in no 90-day period shall the Buyer be required to pay any amount in excess of $150,000 (such amounts not including additional costs resulting from the Buyer's Actions and/or the $20,000 in additional expenses for the CE Costs).

7.4 The Shareholder (or Shareholder's Affiliate) shall have no responsibility to make any contribution pursuant to Section 7.3 in relation to any incremental or new costs incurred in connection with the Buyer's diligence procedures and/or in connection with the Products, the Buyer's IP or the Buyer's Purpose. No such costs shall be included in determining the Net Monthly Operating Costs to be financed by the parties pursuant to Section 7.3, with any such costs being solely for the Buyer's account and to be incurred directly and paid for directly by the Buyer.

7.5 The Company represents that it has paid $5,000 to initiate the renewal/re-registration process in connection with of the Company's use of the CE mark which has expired. The Buyer shall be obligated to make up to an additional aggregate payment of $20,000 towards completion of the registration of the Company's use of the CE mark, such payments to be approved by Buyer before they are incurred, which amount is in addition to the Buyer's obligations in respect of contribution towards the Net Monthly Operating Costs as described in Section 7.3. The Company and the Buyer will fully cooperate with such renewal/re-registration efforts. The application (and consequent registration, if granted) of the CE mark will include both the Company's products and the Buyer's Product. Notwithstanding such registration, the use of CE mark in relation to the Buyer's Product shall be and shall remain the Buyer's IP and the Company shall not use same without the prior written consent of the Buyer.

7.6 Each of the Buyer and the Shareholder (or Shareholder's Affiliate) will transfer cleared funds pursuant to their respective obligations to contribute to the Net Monthly Operating Costs (and in the case of the Buyer in respect of any additional costs arising from the Buyer's Actions and/or the CE Costs) determined in accordance with Sections 7.3 - 7.5 inclusive to the Company's bank account on a timely basis in order to enable Company to meet its obligations to personnel and suppliers in the normal course of Business, observing normal payment cycles/supplier credit terms. Except in the case of the Buyer's Initial Contribution, the Buyer's and the Shareholder (or Shareholder's Affiliate) respective contributions to Period Net Monthly Operating Costs during the Diligence Period shall be made so that they are received by Company no later than the fifth business day (in Hungary) of the calendar month following the Effective Date. The Buyer shall make its contribution in respect of Post Diligence Period Net Monthly Operating Costs by no later than the fifth business day (in Hungary) of each calendar month during the Post Diligence Period.

7.7 On or before the expiry of the Diligence Period (but by no later than 5 pm European Standard Time on 31 August 2020), Buyer shall provide each Seller with written notification of its decision to proceed with this Agreement and to continue to operate the Factory and the Business for the Post Diligence Period whilst retaining the option to acquire either the Assets or the Business Share under the terms

and conditions of this Agreement (the "**Notice**"). Should no such Notice be received by Seller, this Agreement shall terminate forthwith and Buyer shall have no continuing access to the Assets or the Business Share except that the Buyer shall have 30 days to remove its equipment from the Factory. Buyer's obligations under Section 7 and 9 will continue in full force and effect regardless of such termination of this Agreement.

7.8 The Buyer shall fund the Escrow Account as security for its obligations under this Agreement as follows:

(a) $37,500 by no later than 1 July 2020; and
(b) subject to the Buyer serving the Notice, a further $37,500 by no later than 1 September 2020 and a further $75,000 by no later than 31 December 2020

The purpose of the Escrow Funds being deposited into the Escrow Account, is to provide for coverage to the Seller in case of an Escrow Forfeiture Event. The Escrow Agreement is attached hereto as Schedule G.

7.9 For the duration of the Post Diligence Period, the Buyer shall be solely responsible for providing 100% of ongoing financial contributions to the Company up to $50,000 per month to offset normal Net Monthly Operating Costs to continue operating the Factory and the Business and to allow the Company to meet its obligations to personnel and suppliers in the normal course observing normal payment cycles/credit terms. The Shareholder (or Shareholder's Affiliate) shall have no continuing obligation to make any financial contributions during the Post Diligence Period. During this Post Diligence Period, all operations at the Factory will be run by the Buyer subject to the review of Filippo Filippi. The decision to produce any products at the Factory along with all related pricing and invoicing related thereto shall be at the sole discretion of the Buyer.

7.10 No later than 90 calendar days prior to the expiry of the 20-month Post Diligence Period which shall be deemed to be 28 February 2022 (and no later than 5 pm European Standard Time on that day), Buyer shall provide the Seller Parties with written notification of its decision to exercise its option to acquire either the Assets or the Business Share under the terms and conditions of this Agreement (the "**Exercise Notice**"), such Exercise Notice to be effective on the earlier of either (i) the end of such 90 calendar day notice period or (ii) 28 February 2022 (as the case may be). Should no such Exercise Notice be received by Seller, this Agreement shall terminate forthwith at 12pm on 28 February 2022 and Buyer shall have no continuing access to the Assets or the Business Share, except that the Buyer shall have 30 days to remove its equipment from the Factory. Buyer's obligations under Section 9 will continue in full force and effect regardless of such termination of this Agreement.

7.11 Financial contributions received by the Company pursuant to Sections 7.3 – 7.6 inclusive shall be accounted for as revenues/cost recoveries by the Company.

7.12 During the Diligence Period and the Post Diligence Period, the Buyer shall take no steps which interfere with:

(a) maintaining the Company's existing manufacturing capacity/capability and IP within the agreed upon $50,000 level for Net Monthly Operating Costs;

(b) maintaining the Company's existing supplier/commercial relationships although the Buyer shall have the right to purchase from any supplier of its choice in connection with the Buyer's Purpose during the Post Diligence Period;

(c) performing routine ongoing maintenance of the Assets within the agreed upon $50,000 level for Net Monthly Operating Costs unless any action of the Buyer that was objected to at the time by Filippo Filippi in writing, has resulted in additional maintenance or repairs to be undertaken;

(d) maintaining existing Consents for the proper ongoing operation of the Business; or

(e) the continuing employment of the Company's personnel and/or their terms and conditions of employment subject to termination for good reason (any such termination to be approved by Filippo Filippi).

7.13 During the Diligence Period and the Post Diligence Period, the Buyer shall not support or cause to come into effect:

(a) any new supplier/commercial or personnel arrangements which will result in the level of Net Monthly Operating Costs exceeding $50,000 unless the Buyer pays for such excess costs.;

(b) any new supplier/commercial or personnel arrangements which cannot be terminated without notice and without penalty by the Company should the Buyer not exercise its option to purchase the Assets or the Business Share under this Agreement unless the Company agrees in advance in writing to any such arrangement(s).

7.14 It is acknowledged that the following specific revenue opportunities which exist at the Effective Date shall be excluded from the determination of Net Monthly Operating Costs pursuant to Section 7.3 and shall be dealt with as set out in Sections 7.14 (a) and 7.14 (b) if any one or more of them materialize during either the Diligence Period or the Post Diligence Period:

(a) a potential order for 2.6 million syringes from the Company's existing customer Fluart with an estimated sales value of HUF 75-76 million. In the event this order is received and accepted (such acceptance being at the Buyer's discretion, acting reasonably, the resulting gross profit will be split equally between the Buyer and the Shareholder (or Shareholder's Affiliate) and be repaid to each of the Buyer and the Shareholder (or Shareholder's Affiliate) within 5 Business Days of full payment being received from Fluart. Such payment shall first be treated as a refund of the Buyer or the Shareholder (or Shareholder's Affiliate) contributions to the Diligence Period Net Monthly Operating Costs pursuant to Section 7.3 (a), with any excess being divided 50:50 between the Shareholder (or Shareholder's Affiliate)

and the Buyer;

(b) potential product sales and broader project opportunities in Egypt) (the "**Egypt Opportunity**"), Indonesia, Pakistan, Hungary and a product sales opportunity with TubeSprout™ (in each case with the parties identified in Schedule H) - if any one or more of such opportunities progress with the relevant counterparty to the stage that detailed commercial/legal terms are tabled for consideration the Buyer and the Company/Shareholder will work together in good faith, taking into account existing arrangements in place at the Effective Date in relation thereto, to decide whether to pursue each with the objective of an equitable profit sharing arrangement between them, but the Buyer shall have sole discretion whether to conclude such arrangements;

(c) the application of section 7.14 (b) and its resulting commitment from each of the Buyer and the Company/Shareholder to reach an equitable profit-sharing arrangement in the circumstances mentioned therein, shall continue for 12 months from the Closing Date.

(d) In the event of a Business Share Sale, any cash resources and accounts receivable on the Closing Date resulting from the materialization of any of the revenue opportunities specified in Sections 7.14(a) and 7.14(b) above shall be split in accordance with the agreed net profit-sharing proportions (being 50:50 in the case of Section 7.14(a) or a split to be agreed upon in the case of Section 7.14(b)) and the Buyer shall promptly transfer the Shareholder's resulting entitlement to any cash resources or accounts receivable to the Shareholder (or such account as it may nominate) less a reserve to cover directly related outstanding costs and payables

7.15 For the avoidance of doubt, other than as set out in Sections 7.14 (a) and 7.14 (b):

(a) any other profits generated by the Company during either the Diligence Period or Post Diligence Period shall serve to reduce the monthly contributions to Net Monthly Operating Costs payable by the Buyer (in respect of the Diligence Period and Post Diligence Period) and the Shareholder (or Shareholder's Affiliate) (in respect of the Diligence Period only) pursuant to Sections 7.3 – 7.6 inclusive; and

(b) there shall be no refund/repayment to either the Buyer or the Shareholder (or Shareholder's Affiliate) in respect of contributions to Net Monthly Operating Costs made by each of them (and in the case of the Buyer, the CE Costs) pursuant to this Sections 7.3 – 7.6 inclusive, nor shall any of them make any such claim against the Company).

7.16 This Agreement may be terminated during the Diligence Period by the Buyer without cause by giving a minimum of 7 calendar days' notice in writing to the Seller Parties however the Buyer shall remain responsible for the Diligence Period Net Monthly Operating Costs as specified in Section 7.3. In the event of a Material Adverse Event, the Buyer shall be entitled to terminate on 15 calendar days' written notice to the Seller Parties and in such event would not be responsible for any payment specified in Section 7.3 that would arise after such 15 day period, except that Buyer shall be responsible

for 50% of the payment required on 6 July 2020 no matter when such notice is given.

7.17 This Agreement may be terminated during the Post Diligence Period by the Buyer by giving a minimum of 90 calendar days' notice in writing to the Seller Parties. Any such notice given by the Buyer purporting to have the effect of terminating this Agreement before 26 February 2021 shall not relieve the Buyer of its obligations as set forth in the Escrow Agreement. In the event that the termination results from the Disclosure by the Company to the Buyer of a Material Adverse Event pursuant to the Company's obligation to continuously update the Buyer under Section 5.14, the applicable notice period shall be 45 calendar days. Notwithstanding, Buyer's obligations under the Escrow Agreement not being relieved and subject to the Buyer providing the Seller Parties with 90 calendar day written notice (or 45-days' notice as set forth in the preceding sentence), the Buyer shall have the right to terminate this Agreement at any time prior to 26 February 2021, such termination to be effective at the end of such 90 day or 45 day notice period (as the case may be).

7.18 This Agreement may be terminated by the Seller Parties at any time by giving notice in writing to Buyer only in the event of:

(a) a failure by Buyer to pay its contributions to Net Monthly Operating Costs (and additional costs resulting from the Buyer's Actions and/or the CE Costs) in accordance with Sections 7.3 -7.6 inclusive within 5 Business Days of the due date of such payment;

(b) the Seller Parties alleging that the Buyer is committing a material breach of this Agreement, other than the event set out in Section 7.18 (a) , which is not remedied within 30 calendar days of receiving written notice of the specific breach to the reasonable satisfaction of the Seller (the "**Purportedly Unremedied Breach**") with such Purportedly Unremedied Breach being confirmed by a court selected pursuant to Section 14.6 as an unremedied material breach then Seller and the Company shall be able to pursue a claim for damages. The Seller Parties shall not cause this Agreement to be constructively breached. Buyer shall be able to seek specific performance in a court selected pursuant to Section 14.6 requiring Seller to complete the sale to the Buyer on the terms set forth in this Agreement.

7.19 If the Agreement is terminated (by way of expiry or any other way as provided for in this Agreement) each party shall be responsible for its own expenses and each party shall continue with their respective business with no further financial obligation of any type to any other party to this Agreement (except for any accrued rights and obligations/liabilities of a party at any time as specified in the Agreement up to the date of termination).

7.20 Notwithstanding any other provision of this Agreement, the Buyer shall make no permanent changes/improvements to the Assets, including but not limited to the Factory and the Company's plant or equipment, prior to Completion/Settlement without the prior written permission of the Company. The Buyer may make temporary changes/improvements consistent with/to facilitate the Buyer's Purpose at Buyer's sole cost. Should this Agreement expire or terminate for any reason it shall be the Buyer's obligation and cost to restore the Assets, including but not limited to the Factory and the

Company's plant or equipment, to their original state at the Effective Date (including the removal of any plant or equipment which may have been introduced by Buyer from the Company's premises) within 30 calendar days of any such expiry or termination. On the Effective Date, the Buyer shall provide a list of its equipment at the Factory which list will be updated monthly to fully identify the property of the Buyer which shall remain the property of the Buyer and the Company shall not cause any lien to be placed on the Buyer's property. Cortrus shall deliver an acknowledgement of this limitation on their lien prior to the Effective Date.

8. Condition to Obligations of Seller. The obligations of Seller hereunder shall be subject to the following:

8.1 All indemnities, representations and warranties of Seller contained in this Agreement including the Disclosure Letter shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language, unless, in relation to the Disclosure Letter, the Seller provides an updated version on the Closing Date ; as of the Closing, Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by the Seller at or before such time by this Agreement.

8.2 Seller shall have delivered all items pursuant to the Agreement.

9. Confidentiality.

9.1 Buyer and Company hereby confirm that the mutual non-disclosure agreement entered into on 3 December 2019 (the "**MNDA**") remains in full force and effect in its entirety as if it were part of this Agreement except with respect to the existence or nature of the relationship itself or as required by law.

9.2 Shareholder, Cortrus and Shareholder's Affiliate hereby each agree that they shall adhere to the terms of the MNDA as if they were a party to it from inception.

10. Restrictive Covenants.

10.1 During the period between the Effective Date and the Closing (or earlier termination of this Agreement), the Seller Parties shall not seek to or engage in any discussions with regard to any potential sale, transfer or license arrangements with respect to the Business Share or the Assets. In the event that a Seller Party receives what it believes to be a serious inquiry in writing with respect to the potential of such an arrangement, the relevant Seller Party will promptly advise the Buyer of such inquiry.

10.2 In consideration of the purchase of either the Assets or Business Share by Buyer and consummation of the transactions provided for herein, Seller agrees that for a period of 5 years after the Closing Date (the "**Restricted Period**"), Seller will neither directly or indirectly, engage in any Competitive Business Activity in any state or country in which Buyer conducts the Business; provided, however, Seller shall be permitted to own less than a five percent interest as a

shareholder in any company whose securities have been registered under the Securities Act or Section 12 of the Exchange Act or any other major regulated public stock exchange.

For the purposes of this Agreement, **"Competitive Business Activity"** means, with respect to any Person, any of the following:

(a) actively engaging, either directly by such Person, or through any subsidiary, affiliate, partnership, joint venture, agent, or other Person, in the Business or the provision of services related thereto that competes with the Business;

(b) soliciting of customers, business, patronage or order for, or sell, any products or services in competition with, or for any business that competes with, the Business as of the date hereof;

(c) diverting, enticing, or taking away of any customers, business or patronage from the Business, or any attempt to do so for any business that competes with the Business, or

(d) promoting or assisting, financially or otherwise, or consulting for or otherwise providing services to, any Person engaged in any business that competes with the Business.

10.3 Seller also covenants and agrees that it will not at any time during the Restricted Period, without the express written consent of the Buyer, hire, solicit, take away, or attempt to hire, solicit or take away, any individual who:

(a) is an employee of the Company or the Business; or

(b) was an employee of the Company or the Business during the six-months period prior to the Closing Date, either on behalf of the Seller, or any other Person.

Seller acknowledges that this covenant is necessary to enable the Buyer to maintain a stable workforce and remain in business. General solicitation of employment through published or broadcast advertisements, such as radio or television commercials, job board postings and newspaper and website advertisements, shall not be deemed solicitation.

10.4 Seller acknowledges that the restrictions contained in Sections 10.1, 10.2and 10.3 are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation of Sections 10.1, 10.2 or 10.3 will result in irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer, and therefore the Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction without any obligation to post a bond or other security thereof and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. If any portion of the covenants or agreements contained in Sections 10.1, 10.2 or 10.3 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope

thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

10.5 In the event of this Agreement terminating due to the Buyer not exercising its option to purchase the Asset Sale or the Business Share Sale under this Agreement or for any other reason, Buyer covenants and agrees that for a period of 3 years after the termination of this Agreement, Buyer will not directly or indirectly (through any subsidiary, affiliate, partnership, joint venture, agent, or other Person) without the express prior written consent of the Company hire, solicit, take away, or attempt to hire, solicit or take away, any individual who:

(a) is an employee of the Company or the Business; or

(b) was an employee of the Company or the Business during the period commencing on the Effective Date and ending on the expiry or termination of this Agreement.

Buyer acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business should the Buyer does not exercise its option to purchase the Assets or the Business Share under this Agreement. General solicitation of employment through published or broadcast advertisements, such as radio or television commercials, job board postings and newspaper and website advertisements, shall not be deemed solicitation.

This Section 10.5 shall be of no continuing force or effect if the Company ceases to operate before the expiry of the aforementioned 3 year period.

10.6 Buyer acknowledges that the restriction contained in Section 10.5 is reasonable and necessary to protect the legitimate interests of the Seller Parties, and that any violation of Section 10.5 will result in irreparable injury to the Seller Parties and that money damages would not provide an adequate remedy to the Seller Parties, and therefore the Seller Parties shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction without any obligation to post a bond or other security thereof and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Seller Parties may be entitled. If any portion of the covenants or agreements contained in Section 10.5 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

11. Required Consents.

Subject to Section 5.9.2, with respect to any consents required for the assignment of any of the Assets or the Business Share to the Buyer (the "**Required Consents**") that are not obtained as of the Closing Date and Buyer elects to close notwithstanding the absence of any such Required Consent, Seller shall remain obligated to take all commercially reasonable steps following the Closing as necessary to obtain the Required Consents. As each Required Consent is obtained and each required notice is given, Seller shall promptly deliver a copy of such instrument to the Buyer. Seller further agrees to respond promptly to all requests for information and documentation made by any party that must consent to the transactions contemplated by this Agreement.

12. Schedules.

If deemed necessary by the parties, the Schedules shall be updated prior to the Closing.

13. Survival: Indemnification: Certain Remedies.

13.1 The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period of three years after the Effective Date (the "**Indemnification Deadline**"): provided, however, that the representations and warranties of each party shall survive the Closing and continue in full force and effect for 5 years after the Effective Date (the "**Extended Indemnification Deadline**") in the event of:

(a) any intentional or willful breaches of the representations or warranties set forth in Section 5 (in respect of the Seller) and Section 6 (in respect of the Buyer);

(b) any intentional or willful failure to perform any covenant hereunder;

(c) any Excluded Liabilities;

(d) any other intentional fraud committed by Seller or Buyer under this Agreement or otherwise. It being understood that in the event notice of any claim for indemnification under this Section 13.1 has been given prior to the Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved; or

(e) any liability as a result of any Third Party Claim (as defined in Section 13.4) arising prior to the Effective Date including but not limited to the Egypt Opportunity or other opportunity referred to in Section 7.14(d) in the case of the Seller.

13.2 Seller hereby agrees that from and after the Closing and up to the Indemnification Deadline or the Extended Indemnification Deadline as the case may be, it shall indemnify, defend and hold harmless Buyer and its directors, officers, shareholders, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the "**Buyer Indemnified Parties**") from,

against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys' fees, and reasonable out of pocket disbursements) (collectively, **"Losses"**) imposed on, sustained, incurred or suffered by, or asserted against any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any representation or warranty made by Seller contained in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement and (iii) any Excluded Liability.

13.3 Buyer hereby agrees that from and after the Closing and up to the Indemnification Deadline or the Extended Indemnification Deadline as the case may be, it shall indemnify, defend and hold harmless each Seller and its directors, officers, shareholders, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the **"Seller Indemnified Parties"** and together with the Buyer Indemnified Parties, the **"Indemnified Parties"**) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, including attorneys' fees and costs, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any representation or warranty made by Buyer contained in this Agreement, (ii) any of the Assumed Liabilities, (iii) any breach of a covenant or agreement of Buyer contained in this Agreement, and (iv) Buyer's operation or ownership of the Company, the Assets or the Business following the Closing.

13.4 In the event that any written claim or demand for which an indemnifying party (an "**Indemnifying Party**") may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a **"Third Party Claim"**), such Indemnified Party shall promptly, but in no event more than 5 Business Days following such Indemnified Party's receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a "**Claim Notice**"); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 calendar days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the "**Notice Period**") to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

13.5 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole

power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed w diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its affiliates, (ii) a finding or admission of a violation of law or violation of the rights of any person by the Indemnified Party or any of its affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its affiliates, or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

13.6 If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

13.7 Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Section for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim.

13.8 The rights and remedies of Seller and Buyer under this Section are in addition to any and all other rights and remedies that Seller and Buyer may have under this Agreement or otherwise.

14. Miscellaneous.

14.1 Assignment. The Buyer may assign its rights and obligations under this Agreement, including ongoing obligations, as set forth by the terms of this Agreement to an Affiliate. It is contemplated that a new entity will be formed, incorporated and based in the USA to own the Assets or Business Share of the Seller. In any such instance, the Buyer will provide such guarantees as reasonably required by the Seller.

The Seller may not assign its rights, responsibilities or obligations under this Agreement.

14.2 Further Assurances. Each party shall, at the request and expense of the requesting party but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably requested to consummate the transactions and otherwise fulfil Seller's obligations as contemplated by this Agreement.

14.3 Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered by personal delivery, Federal Express or comparable courier service against receipt to the party to whom it is to be given to such address as may be designated from time to time by the relevant party. All other notices shall be deemed given when received. The address of each party for the purpose of delivering notices is set forth below such party's signature on the signature page hereto. Any party may give written notice, in accordance with this Section 14.3, to the other parties designating another address or Person for receipt of notices hereunder.

14.4 Waiver. No failure, delay or omission by any party in exercising any right, power or remedy provided by law under this Agreement shall operate as a waiver of that right, power or remedy, nor shall it preclude or restrict any future exercise of that or any other right or remedy. No single or partial exercise of any right, power or remedy provided by law or under this Agreement shall prevent any future exercise of it or the exercise of any other right, power or remedy.

14.5 Entire Agreement. This Agreement, together with the Schedules hereto, contains the entire agreement between the parties to this Agreement with respect to the transactions described in this Agreement, and this Agreement supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof PROVIDED that the parties hereto have agreed that the MNDA remains in full force and effect as set out in Section 9.

14.6 Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such state. Any action related to this Agreement or the matters contemplated hereby shall be brought in a court in the State of New York and the parties irrevocably consent to the jurisdiction and venue of such courts.

14.7 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person not a party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14.8 Interpretation. The parties to this Agreement acknowledge that they have been advised of their right to seek the advice of independent legal counsel regarding their legal rights and obligations under the terms of this Agreement, including the tax consequences of this Agreement, and the parties have had the opportunity to seek the advice of independent legal counsel and/or independent tax counsel. Each party is deemed to be drafter of this Agreement. As a consequence, the laws or rules relating to the interpretation of contracts against the drafter of any particular clause shall not be applied in this case and therefore each party waives their effects.

Section and Schedule headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

14.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

14.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable under applicable law in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction or the validity or enforceability of any other provision of this Agreement that can be given effect without such invalid or unenforceable provision.

14.11 Legal Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs reasonably incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Each party shall pay all of the costs and expenses incurred by such party in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, legal counsel and accountants.

SIGNED by for and on behalf of

SHARPS TECHNOLOGY INC

SIGNED [signature] DATE June 10, 2020

NAME Soren Christiansen, CEO

ADDRESS C/O Sharps Technology Inc

One Penn Plaza, 36th Floor

New York, NY 10119

SIGNED by for and on behalf of

SAFEGARD MEDICAL (HUNGARY) Kft

SIGNED ____________ DATE ____________

NAME ____________

ADDRESS ____________

Section and Schedule headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

14.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

14.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable under applicable law in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction or the validity or enforceability of any other provision of this Agreement that can be given effect without such invalid or unenforceable provision.

14.11 Legal Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs reasonably incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Each party shall pay all of the costs and expenses incurred by such party in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, legal counsel and accountants.

SIGNED by for and on behalf of

SHARPS TECHNOLOGY INC

SIGNED ______________________ DATE ______________

NAME ______________________

ADDRESS ______________________

____

____

SIGNED by for and on behalf of

SAFEGARD MEDICAL (HUNGARY) Kft

SIGNED [signature] DATE JUNE 2. 2020

NAME FILIPPI FILIPPO

ADDRESS 3608 FARKASLYUK

JOZERENCSET TER 15

HUNGARY

SIGNED by for and on behalf of
CORPSERVE LIMITED. as sole corporate director of
NUMAN HOLDING LTD

SIGNED C. Schmidheiny [signature] DATE 02/06/2020

NAME Cinzia Schmidheiny P. Palmiero

ADDRESS GENERAL WILLE-STRASSE 10
8002 ZURICH
SWITZERLAND

SIGNED by for and on behalf of
CORPSERVE LIMITED as sole corporate director of
CORTRUS SERVICES S.A.
with respect and limited to Sections 4.2(c), 7.20 and 9.2 only

SIGNED C. Schmidheiny [signature] DATE 02/06/2020

NAME Cinzia Schmidheiny P. Palmiero

ADDRESS GENERAL WILLE-STRASSE 10
8002 ZURICH
SWITZERLAND

SIGNED by for and on behalf of
KESTREL S.A. as sole corporate director of
LATITUDE INVESTMENTS LIMITED
with respect and limited to Sections 4.2(b) and 9.2 only

SIGNED____________________ DATE__________

NAME____________________

ADDRESS____________________

SIGNED by for and on behalf of
CORPSERVE LIMITED. as sole corporate director of
NUMAN HOLDING LTD

SIGNED______________________________ DATE____________

NAME______________________________

ADDRESS ________________________

SIGNED by for and on behalf of
CORPSERVE LIMITED as sole corporate director of
CORTRUS SERVICES S.A.
with respect and limited to Sections 4.2(c), 7.20 and 9.2 only

SIGNED______________________________ DATE____________

NAME______________________________

ADDRESS ________________________

SIGNED by for and on behalf of
KESTREL S.A. as sole corporate director of
LATITUDE INVESTMENTS LIMITED
with respect and limited to Sections 4.2(b) and 9.2 only

SIGNED [signatures] DATE 03/06/2020

NAME JEAN-MAURICE EMERY JESAHEL RUFENER MACÁRIO

ADDRESS

KESTREL S.A.
PAUSILIPPE CH. DE [illegible]
2000 NEUCHATEL SWITZERLAND

SCHEDULE A-1: DETAILS OF ASSETS

1. Factory premises

Land of 29,979 sq/metres with factory building thereon with surface area of 3,561 sq/metres situated at 3608 Farkaslyuk, Joszerencset ter 15,Hungary, with topographic lot No. 5812/10 as described and outlined in bold in attached Annexure A.1 - Description of Factory Premises (being an extract of the deed from the Ozd Branch of the Official Land & Property Registry Office (Ozdi Jarasi Hivatal Földhivatal Osztaly)).

2. Fixed Asset register at 31 December 2019

Refer attached Annexure A.2 - Fixed Asset Register at 31.12.19 (*Eszkozok aktualis ertek adatai 2019*).

3. Registered Intellectual Property

None.

4. Other assets

The inventory, consumables, cash resources and accounts receivable of the Company on the Closing Date subject in the case of such cash resources and accounts receivable, to a deduction in respect of any cash resources and/or accounts receivable at the Closing Date resulting from the materialization of any of the revenue opportunities specified in Sections 7.14(a) and 7.14(b) which shall be split in accordance with the agreed profit-sharing proportions (being 50:50 in the case of Section 7.14(a) or a split to be agreed upon in the case of Section 7.14(b). The Company shall promptly transfer the cash resources or accounts receivable, net of any such deductions to the Buyer.